Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
FIRST QUARTER 2016

SAN DIEGO, CALIFORNIA, April 26, 2016....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the first quarter ended March 31, 2016.  All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended March 31, 2016:

•      AFFO per share increased 4.5% to $0.70, compared to the quarter ended March 31, 2015

•      Invested $352.6 million in 103 new properties and properties under development or expansion

•      Increased the monthly dividend in March for the 85th time and for the 74th consecutive quarter

•                 Dividends paid per common share increased 4.8%, compared to the quarter ended March 31, 2015

CEO Comments

“We are pleased with the performance of our business in the first quarter,” said John P. Case, Realty Income’s Chief Executive Officer. “We continued our momentum from the prior year by completing approximately $353 million in acquisitions at attractive investment spreads given our distinct cost of capital advantage.  We continue to see an active pipeline of investment opportunities and are therefore raising our 2016 acquisitions guidance to approximately $900 million from our initial estimate of $750 million.”

“We remain committed to capitalizing our business in a conservative manner and our balance sheet today is the healthiest it has been in more than 10 years.  Our sector-leading cost of capital, scalability and efficiencies, as well as our ample liquidity, should continue to allow us to focus on acquiring the highest quality net-lease properties as we grow our portfolio.  Our properties are performing well and we continue to achieve favorable re-leasing results on expiring leases with new rents notably exceeding expiring rents, reflecting the quality of our real estate portfolio.  We continue to expect occupancy of approximately 98% for 2016.  We are also reiterating our 2016 AFFO per share guidance of $2.85 - $2.90, representing earnings growth of approximately 4% - 6%.”

Financial Results

Revenue

Revenue for the quarter ended March 31, 2016 increased 8.2% to $267.1 million, as compared to $246.9 million for the same quarter in 2015.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended March 31, 2016 was $63.5 million, as compared to $60.5 million for the same quarter in 2015. Net income per share for the quarter ended March 31, 2016 was $0.25, as compared to $0.27 for the same quarter in 2015. Net income available to common stockholders for the first three months of 2016 was impacted by a non-cash loss of $5.8 million, or $0.02 net income per share, resulting from fair value adjustments on our interest rate swaps. Each quarter we adjust the carrying value of our interest rate swaps to fair value. The changes in the fair value of our interest rate swaps are recorded to interest expense.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter. This variance can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended March 31, 2016 increased 11.6% to $170.6 million, as compared to $152.9 million for the same quarter in 2015. FFO per share for the quarters ended March 31, 2016 and 2015 was $0.68. FFO for the first three months of 2016 was impacted by a non-cash loss of $5.8 million, or $0.02 per share, resulting from fair value adjustments on our interest rate swaps, as described above.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended March 31, 2016 increased 15.6% to $175.9 million, as compared to $152.1 million for the same quarter in 2015. AFFO per share for the quarter ended March 31, 2016 increased 4.5% to $0.70, as compared to $0.67 for the same quarter in 2015.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate, and reduced by gains on sales of investment properties. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. See the reconciliations of net income available to common stockholders to FFO and AFFO on page six.

Dividend Increases

In March 2016, Realty Income announced the 74th consecutive quarterly dividend increase, which is the 85th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount as of March 31, 2016 was $2.388 per share. The amount of monthly dividends paid per share increased 4.8% to $0.588 in the first quarter of 2016 from $0.561 in the same quarter in 2015.

Real Estate Portfolio Update

As of March 31, 2016, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,615 properties located in 49 states and Puerto Rico, leased to 243 commercial tenants doing business in 47 industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of 10.0 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of March 31, 2016, portfolio occupancy was 97.8% with 101 properties available for lease out of a total of 4,615 properties in the portfolio, as compared to 98.0%, with 86 properties available for lease as of March 31, 2015. Economic occupancy, or occupancy as measured by rental revenue, was 98.8% as of March 31, 2016, as compared to 99.1% economic occupancy as of March 31, 2015.

Since December 31, 2015, when the company reported 71 properties available for lease, the company had 77 lease expirations, re-leased 38 properties and sold nine vacant properties.  Of the 38 properties re-leased during the first quarter of 2016, 29 properties were re-leased to existing tenants, five were re-leased to new tenants without vacancy, and four were re-leased to new tenants after a period of vacancy.  The annual new rent on these re-leases was $6,076,000, as compared to the previous annual rent of $5,421,000 on the same properties, representing a rent recapture rate of 112.1% on the properties re-leased for the quarter ended March 31, 2016. Excluding re-lease activity resulting from the redevelopment of properties, the annual new rent on properties re-leased during the quarter ended March 31, 2016 was $4,686,000, as compared to the previous annual rent of $4,590,000 on these same properties, representing a rent recapture rate of 102.1%.

Rent Increases

During the quarter ended March 31, 2016, same store rents on 4,112 properties under lease increased 1.3% to $224.7 million, as compared to $221.9 million for the same quarter in 2015.

Investments in Real Estate

During the quarter ended March 31, 2016, Realty Income invested $352.6 million in 103 new properties and properties under development or expansion, located in 31 states. These properties are 100% leased with a weighted average lease term of approximately 15.8 years and an initial average cash lease yield of 6.6%. The tenants occupying the new properties operate in 18 industries, and the property types consist of 85.7% retail and 14.3% industrial, based on rental revenue. Approximately 23% of the rental revenue generated from acquisitions during the first quarter of 2016 is from investment grade rated tenants.

Property Dispositions

During the quarter ended March 31, 2016, Realty Income sold 11 properties for $11.0 million, with a gain on sales of $2.3 million.

Liquidity and Capital Markets

At-the-Market (ATM) Program

Realty Income has an at-the-market equity distribution program where up to 12 million shares of common stock can be offered or sold to, or through, our sales agents at prevailing market prices or agreed-upon prices.  During the quarter ended March 31, 2016, Realty Income issued 500,000 common shares via the ATM program, generating net proceeds of $30.1 million.

Direct Stock Purchase and Dividend Reinvestment Plan Activities

Realty Income has a dividend reinvestment and stock purchase program that can be accessed at http://investors.realtyincome.com/direct-stock-purchase-and-dividend-reinvestment-plan. The program is administered by Wells Fargo Shareowner Services. During the quarter ended March 31, 2016, Realty Income issued 61,458 common shares via its Direct Stock Purchase Plan, generating net proceeds of $3.5 million.

Credit Facility

Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. As of March 31, 2016, Realty Income had a borrowing capacity of $1.35 billion available on its revolving credit facility.

2016 Earnings Guidance

We estimate FFO per share for 2016 of $2.82 to $2.89, an increase of 1.8% to 4.3%, respectively, over 2015 FFO per share of $2.77. FFO per share for 2016 is based on a net income per share range of $1.13 to $1.20, plus estimated real estate depreciation of $1.77 per share, and reduced by potential estimated gains on sales of investment properties of $0.08 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2016 of $2.85 to $2.90, an increase of 4.0% to 5.8%, respectively, over 2015 AFFO per share of $2.74. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on April 27, 2016 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 481-2844. When prompted, provide the access code: 1794099.

Shareholders may also access a telephone replay of the conference call by calling (888) 203-1112 and entering the access code: 1794099. The telephone replay will be available through May 11, 2016. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.  A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through May 11, 2016. No access code is required for this replay.

Supplemental Materials

Supplemental materials on the first quarter 2016 operating results are available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 4,600 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 550 consecutive common stock monthly dividends throughout its 47-year operating history and increased the dividend 85 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months
	Ended 3/31/16	Ended 3/31/15
REVENUE
Rental	$256,801	$235,122
Tenant reimbursements	9,105	9,963
Other	1,210	1,782

Total revenue	267,116	246,867

EXPENSES
Depreciation and amortization	107,933	98,037
Interest	60,678	58,468
General and administrative	12,318	12,862
Property (including reimbursable)	15,105	13,976
Income taxes	964	1,074
Provisions for impairment	1,923	2,087

Total expenses	198,921	186,504

Gain on sales of real estate	2,289	7,218

Net income	70,484	67,581
Net income attributable to noncontrolling interests	(241)	(317)

Net income attributable to the Company	70,243	67,264
Preferred stock dividends	(6,770)	(6,770)

Net income available to common stockholders	$63,473	$60,494

Funds from operations (FFO) available to common stockholders	$170,629	$152,900
Adjusted funds from operations (AFFO) available to common stockholders	$175,918	$152,121

Per share information for common stockholders:
Net income, basic and diluted	$0.25	$0.27

FFO, basic and diluted	$0.68	$0.68

AFFO:
Basic	$0.70	$0.68
Diluted	$0.70	$0.67

Cash dividends paid per common share	$0.588	$0.561

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales.

	Three Months	Three Months
	Ended 3/31/16	Ended 3/31/15
Net income available to common stockholders	$63,473	$60,494
Depreciation and amortization	107,933	98,037
Depreciation of furniture, fixtures and equipment	(193)	(185)
Provisions for impairment on investment properties	1,923	2,087
Gain on sale of investment properties	(2,289)	(7,218)
FFO adjustments allocable to noncontrolling interests	(218)	(315)
FFO available to common stockholders	$170,629	$152,900

FFO per common share, basic and diluted	$0.68	$0.68

Distributions paid to common stockholders	$147,345	$126,682

FFO available to common stockholders in excess of distributions paid to common stockholders	$23,284	$26,218
Weighted average number of common shares used for FFO:
Basic	250,173,815	225,346,407
Diluted	250,381,001	225,508,832

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months
	Ended 3/31/16	Ended 3/31/15
Net income available to common stockholders	$63,473	$60,494
Cumulative adjustments to calculate FFO (1)	107,156	92,406
FFO available to common stockholders	170,629	152,900
Amortization of share-based compensation	2,605	2,552
Amortization of deferred financing costs (2)	1,299	1,293
Amortization of net mortgage premiums	(1,041)	(1,884)
Gain on early extinguishment of mortgage debt	(60)	(78)
Loss on interest rate swaps	5,778	1,058
Leasing costs and commissions	(191)	(313)
Recurring capital expenditures	(72)	(1,032)
Straight-line rent	(5,151)	(4,191)
Amortization of above and below-market leases	2,052	1,742
Other adjustments (3)	70	74
AFFO available to common stockholders	$175,918	$152,121

AFFO per common share:
Basic	$0.70	$0.68
Diluted	$0.70	$0.67

Distributions paid to common stockholders	$147,345	$126,682

AFFO available to common stockholders in excess of distributions paid to common stockholders	$28,573	$25,439

Weighted average number of common shares used for AFFO:
Basic	250,173,815	225,346,407
Diluted	250,381,001	225,508,832

(1)   See FFO calculation above for reconciling items.

(2)   Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and upon issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3) Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended March 31,	2016	2015	2014	2013	2012

Net income available to common stockholders	$63,473	$60,494	$47,179	$62,735	$26,071
Depreciation and amortization	107,740	97,852	89,879	67,201	35,235
Provisions for impairment on investment properties	1,923	2,087	1,683	456	—
Gain on sales of investment properties	(2,289)	(7,218)	(3,878)	(38,559)	(611)
Merger-related costs	—	—	—	12,030	—
FFO adjustments allocable to noncontrolling interests	(218)	(315)	(343)	(175)	—

FFO	$170,629	$152,900	$134,520	$103,688	$60,695

FFO per diluted share	$0.68	$0.68	$0.65	$0.60	$0.46

AFFO	$175,918	$152,121	$132,660	$103,972	$66,294

AFFO per diluted share	$0.70	$0.67	$0.64	$0.60	$0.50

Cash dividends paid per share	$0.588	$0.561	$0.547	$0.514	$0.437
Weighted average diluted shares outstanding	250,381,001	225,508,832	207,007,341	172,053,880	132,703,954

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2016 and December 31, 2015

(dollars in thousands, except per share data)

	2016	2015(1)
	(unaudited)
ASSETS
Real estate, at cost:
Land	$3,390,871	$3,286,004
Buildings and improvements	9,243,890	9,010,778
Total real estate, at cost	12,634,761	12,296,782
Less accumulated depreciation and amortization	(1,768,272)	(1,687,665)
Net real estate held for investment	10,866,489	10,609,117
Real estate held for sale, net	1,778	9,767
Net real estate	10,868,267	10,618,884
Cash and cash equivalents	8,695	40,294
Accounts receivable, net	82,990	81,678
Acquired lease intangible assets, net	1,017,411	1,034,417
Goodwill	15,283	15,321
Other assets, net	44,457	54,785
Total assets	$12,037,103	$11,845,379

LIABILITIES AND EQUITY
Distributions payable	$52,483	$50,344
Accounts payable and accrued expenses	86,328	115,826
Acquired lease intangible liabilities, net	249,454	250,916
Other liabilities	43,250	53,965
Line of credit payable	653,000	238,000
Term loans, net	318,908	318,835
Mortgages payable, net	514,041	646,187
Notes payable, net	3,619,149	3,617,973
Total liabilities	5,536,613	5,292,046

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share, 69,900,000 shares authorized, 16,350,000 shares issued and outstanding as of March 31, 2016 and December 31, 2015, liquidation preference $25.00 per share	395,378	395,378
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 251,081,853 shares issued and outstanding as of March 31, 2016 and 250,416,757 shares issued and outstanding as of December 31, 2015	7,699,837	7,666,428
Distributions in excess of net income	(1,616,216)	(1,530,210)
Total stockholders’ equity	6,478,999	6,531,596
Noncontrolling interests	21,491	21,737
Total equity	6,500,490	6,553,333
Total liabilities and equity	$12,037,103	$11,845,379

(1)              During the first quarter of 2016, we adopted ASU 2015-03, which requires that debt issuance costs be reported on the balance sheet as a direct reduction of the face amount of the debt instrument they relate to.  As a result, we have reclassified certain items on the December 31, 2015 balance sheet within the following financial statement captions: Other assets, net, Term loans, net, Mortgages payable, net, and Notes payable, net.

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6)%	2.9%	(1.2)%	0.5%	(1.7)%
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5)%	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7)%	8.7%	(4.6)%	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7)%	1.2%	(9.1)%	0.3%	(39.3)%
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5)%	1.4%	(11.9)%	0.3%	(21.1)%
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0)%	1.9%	(22.1)%	0.5%	(31.5)%
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2)%	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7)%	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2)%	7.6%	(37.7)%	3.6%	(31.8)%	3.2%	(37.0)%	1.3%	(40.5)%
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8)%
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8)%	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
Q1 2016	3.8%	22.2%	3.8%	5.8%	2.6%	2.2%	2.1%	1.3%	1.4%	(2.7)%

Compound Average Annual Total Return (5)		17.8%		11.1%		9.8%		9.2%		9.0%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)  FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)     Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)  Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)  Price only index, does not include dividends.  Source:  Factset.

(5)     All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through March 31, 2016, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.